FIRST AMENDMENT TO
AGREEMENT AND PLAN OF MERGER

This First Amendment to the Agreement and Plan of Merger (“First Amendment”) is entered into as of June 25, 2007, by and among Innovo Group Inc., a Delaware corporation (“Acquiror”), Joe’s Jeans, Inc., a Delaware corporation (“Merger Sub”), JD Holdings, Inc., a California corporation (“Seller”) and Joseph M. Dahan, a resident of California (“Stockholder”). Each of Acquiror, Merger Sub, Seller and Stockholder is a party (“party”) hereto, and one or more of them are parties (“parties”) to this Agreement as the context may require. All capitalize terms not otherwise defined herein shall have the same meaning as set forth in the original Agreement and Plan of Merger.

W I T N E S S E T H:

WHEREAS, the parties previously entered into that certain Agreement and Plan of Merger dated February 6, 2007 (the “Agreement”); and

WHEREAS, the parties deem it to be in its best interest to modify the Agreement to amend the provision that permits the parties to terminate the Agreement; and

NOW THEREFORE, FOR AND IN CONSIDERATION of the mutual promises, covenants and conditions set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. A new Section 2.5 shall be added to the Agreement as follows:

2.5 Earn-Out. During the first one hundred and twenty (120) months following the Effective Time (the “Earn Out Period”), Acquiror agrees to pay to Stockholder an Earn Out Amount based upon a percentage of Gross Profit (as hereinafter defined) earned by the Acquiror during the fiscal year that is part of the aggregate Earn Out Period. For purposes of this ARTICLE 2, “Gross Profit” shall be defined as Net Sales of the Brand less Cost of Goods Sold for the Brand as such is reported in the Company’s periodic filings with the Securities and Exchange Commission (“SEC”) and fiscal year shall mean the fiscal year as reported therein. “Brand” shall be defined as products bearing the Joe’s®, Joe’s Jeans® or “JD” logos and marks and any successor or replacement of such marks.

An “Earn Out Amount” shall be calculated in accordance with the following table:

(1)	No earn-out shall be paid if the Gross Profit in the applicable fiscal year is less than $11,250,000; thereafter, the Earn-Out Amount shall be calculated as follows:

(2)	11.33% of the Gross Profit in the applicable fiscal year of any dollar amount within the next $11,249,000 of Gross Profit above $11,251,000 in Gross Profit; plus

(3)	an additional 3% of Gross Profit in the applicable fiscal year of any dollar amount within the next $8,999,000 of Gross Profit above $22,501,000 in Gross Profit; plus

(4)	an additional 2% of Gross Profit in the applicable fiscal year of any dollar amount within the next $8,999,000 of Gross Profit above $31,501,000 in Gross Profit; plus

(5)	an additional 1% of Gross Profit in the applicable fiscal year of any dollar amount above $40,501,000 of Gross Profit.

The Earn-Out Amount shall be paid in advance on a monthly basis within ten (10) business days after the end of the preceding month. On a quarterly and annual basis, after Acquiror reports its Gross Profit in its SEC filings, Acquiror and Stockholder shall reconcile the Earn-Out Amount made in advance pursuant to this Section 2.5. To the extent the advance Earn-Out Amount do not equal the amount of actually earned for any quarter or fiscal year, as determined on the basis of the Acquiror’s SEC filings for such fiscal period, (i) Acquiror shall recover any overpayment from Stockholder as an offset against future payments of Earn-Out Amount; and (ii) Acquiror shall promptly pay any underpayment to Stockholder.

2. Section 7.1(b)(i) of the Merger Agreement is hereby amended by deleting the phrase “June 30, 2007” and replacing it with “December 31, 2007”.

3. Except as set forth herein or as amended by this First Amendment, all other terms and conditions of the Merger Agreement shall remain the same and shall be in full force and effect. Any capitalized terms not otherwise defined herein shall have the same meaning as set forth in the Merger Agreement. In the event of a conflict between this First Amendment and the Merger Agreement, the Merger Agreement shall govern.

4. This First Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original, and all of which, taken together, shall constitute one and the same instrument.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK. SIGNATURE PAGE FOLLOWS.]

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed as of the date first set forth above.

INNOVO GROUP INC.

/s/ Marc Crossman

Name: Title:	Marc Crossman CEO, President and CFO

JOE’S JEANS, INC.

/s/ Marc Crossman

Name: Title:	Marc Crossman CEO and CFO

JD HOLDINGS, INC.

/s/ Joseph M. Dahan

Name: Title:	Joseph M. Dahan President and CFO
/s/ Joseph M. Dahan

JOSEPH M. DAHAN